Exhibit 5.1

[Letterhead of TMI Associates]

October 19, 2011

Toyota Motor Corporation

1 Toyota-cho, Toyota-shi,

Aichi, 471-8571

Japan

Registration Statement on Form F-4 of

Toyota Motor Corporation

Dear Sirs/Madams:

We have been acting as Japanese legal counsel for Toyota Motor Corporation (“Toyota”), a Japanese joint stock corporation, and have been asked by Toyota to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Toyota with the United States Securities and Exchange Commission for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares of common stock of Toyota (the “Shares”) to be allocated to United States shareholders of record of common stock of Kanto Auto Works, Ltd. (“Kanto”) as a result of the share exchange (the “Share Exchange”) between Toyota and Kanto, pursuant to the share exchange agreement dated July 13, 2011 between Toyota and Kanto (the “Share Exchange Agreement”).

For the purpose of this opinion, we have examined, inter alia, the following documents:

(a)	Official certificates of all matters recorded in the commercial registrations of Toyota dated August 8, 2011 and Kanto dated July 6, 2011;

(b)	Certified copies of the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of Toyota effective as of October 19, 2011;

(c)	A certified copy of the minutes of the meeting of the Board of Directors of Toyota held on July 13, 2011 relating to the Board’s approval of the Share Exchange;

(d)	A copy of the Share Exchange Agreement;

(e)	A copy of the Registration Statement and all attachments thereto; and

(f)	A copy of a chart of distribution condition of shares created by Mitsubishi UFJ Trust and Banking Corporation evidencing the balance of treasury shares of Toyota as of March 31, 2011.

We have also examined such certificates and other records and documents of Toyota and such other matters, documents and records, and considered such questions of law of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents in light of the relevant laws of Japan to the extent that they are applicable, and based on the assumptions and subject to the qualifications and limitations set forth below:

(A)	we are of the opinion that the Shares have been legally issued, fully paid and non-assessable and when duly allocated pursuant to and in accordance with the terms and conditions set forth in the Share Exchange Agreement, the Shares will be validly transferred to relevant shareholders of Kanto; and

(B)	the statements set forth in the Registration Statement under the caption “Taxation — Japanese Tax Consequences” are our opinion as to the tax consequences of the Share Exchange in respect of the Japanese tax law.

The foregoing opinion is limited solely to the laws of Japan effective as of the date of effectiveness of the Registration Statement and we neither express nor imply any opinion on, or in respect of, the laws of any country or jurisdiction other than Japan.

In rendering the foregoing opinion, we have relied, as to certain factual matters, upon the documents referred to in items (a) through (f) above, and other certificates of officers or other authorized persons of Toyota or public officials as we have deemed appropriate as a basis for the opinion expressed herein.

We have assumed, for the purpose of rendering the foregoing opinion, without any independent investigation or verification of any kind, that:

(i)	The Share Exchange Agreement will be approved by the extraordinary meeting of shareholders of Kanto and such approval will not be cancelled or revoked;

(ii)	All necessary governmental authorizations, permits, consents and approvals have been or will be obtained or completed;

(iii)	Toyota and Kanto will comply, with all document retention, shareholder notice and other procedural requirements imposed by the Companies Act of Japan, and the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of Toyota and Kanto in connection with the Share Exchange;

(iv)	All signatures or seal impressions on all documents we have reviewed are true and genuine;

(v)	All documents submitted to us as originals are authentic and complete;

(vi)	All documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete;

(vii)	All documents submitted to us as forms are executed substantially in such forms; and

(viii)	The factual matters stated in the documents we reviewed are true and correct and will not be changed substantially until the date of allocation of the Shares pursuant to the Share Exchange Agreement.

The above opinion is subject to the qualifications and limitations set forth below:

(I)	This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion shall be taken as expressing an opinion in respect of any representations or warranties, or other information contained in the documents referred to in paragraphs (a) through (f) above or in any other document examined in connection with this opinion, except as expressly provided herein;

(II)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any laws of any jurisdiction other than Japan;

(III)	We do not express or imply any opinion as to the availability of specific performance, injunctive relief, or any similar remedy;

(IV)	The opinion expressed above may be subject to (1) procedural requirements under the laws and regulations of Japan, (2) applicable statutes of limitation and lapse of time, and (3) public policy, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(V)	Enforcement may be limited by applicable liquidation and bankruptcy laws and other legal procedures affecting generally the enforcement of creditors’ rights;

(VI)	Except as explicitly provided in this opinion as well as in the Registration Statement, we do not opine on any tax or accounting issues under either Japanese law or any foreign law; and

(VII)	In the opinion expressed above and the part of the Registration Statement referred to in such opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in any jurisdiction other than Japan may interpret Japanese legal concepts or expressions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the references made to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ TMI Associates

TMI Associates